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                                                                    Exhibit 15.1

June 19, 2003



The Pepsi Bottling Group, Inc. and
Bottling Group, LLC
One Pepsi Way
Somers, NY 10589


Re:  Registration Statement on Form S-4 dated June 19, 2003


With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 22, 2003 related to our reviews of interim financial information.


Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




/s/ KPMG LLP

New York, New York